JOINT PRESS RELEASE OF SETTLEMENT BETWEEN CLEARONE AND SHURE

December 9, 2022 -- ClearOne, Inc. (NASD: CLRO) (“ClearOne”) and Shure Incorporated (“Shure”) today jointly announce that they have reached a global settlement of all pending legal disputes.  In order to avoid the expense, burden, and uncertainty associated with litigation and to resolve their pending cases against one another, the companies entered into a confidential settlement agreement.

The companies have agreed to file dismissals with prejudice in all pending cases to fully and finally resolve their disputes.  Both parties have agreed to release the other party from all claims and to cross-license all patent rights involved with the cases, such that each party will be free to sell their products without restrictions going forward.

The companies have also agreed to cross-license certain additional patent rights and have made covenants not to sue.  Certain terms of the agreement between the parties are conditional on court action and/or approval, which the parties will promptly seek.  Neither company has admitted any wrongdoing or liability as a condition of settlement.

About ClearOne

ClearOne is a global market leader enabling conferencing, collaboration, and network streaming solutions. The performance and simplicity of its advanced, comprehensive solutions offer unprecedented levels of functionality, reliability, and scalability. Visit ClearOne at www.clearone.com.

About Shure

Shure (www.shure.com) has been making people sound extraordinary for nearly a century. Founded in 1925, the Company is a leading global manufacturer of audio equipment known for quality, performance, and durability. We make microphones, wireless microphone systems, in-ear monitors, earphones and headphones, conferencing systems, and more. For critical listening, or high-stakes moments on stage, in the studio, and from the meeting room, you can always rely on Shure.

Shure Incorporated is headquartered in Niles, Illinois, in the United States. We have nearly 40 manufacturing facilities and regional sales offices throughout the Americas, EMEA, and Asia.